Exhibit 99.1

NEWS RELEASE

May 12, 2017	OTCQX: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2017 RESULTS

HOUSTON, May 12, 2017 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended March 31, 2017.

OPERATING RESULTS

For the first quarter of 2017, Deep Down reported net income of $64,000, or $0.00 earnings per diluted share, compared to a net loss of $450,000, or $0.03 loss per diluted share for the first quarter of 2016.

Revenues for the quarter ended March 31, 2017 were $5.6 million compared to revenues of $4.4 million for the quarter ended March 31, 2016. The $1.2 million (29 percent) increase is primarily a result of work completed on certain large projects, as well as revenue generated for offshore work during the three months ended March 31, 2017.

Gross profit in the first quarter of 2017 was $2.6 million, or 47 percent of revenues, compared to $1.4 million, or 33 percent of revenues, for the three months ended March 31, 2016. The $1.2 million and 14 percent increases in gross profit and gross profit percentage, respectively, were due primarily to increased revenues and a larger proportion of higher margin service work.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

Modified EBITDA for the quarter ended March 31, 2017 was $0.5 million compared to a Modified EBITDA loss of $0.9 million for the quarter ended March 31, 2016. The $1.4 million increase in Modified EBITDA was due to increased net income in 2017, as well as exclusion of gain on sale of assets in 2016 related to our Channelview property. At March 31, 2017, we had working capital of $11.9 million, including cash of $8.0 million.

Ronald E. Smith, Chief Executive Officer, stated, “The oil and gas industry has largely adapted to the new normal of lower oil prices. While there is some optimism about higher prices in the mid to long-term horizon, most companies are developing project strategies with current prices in mind.

“Our strategic shift towards working primarily for operators continues to show results. These operators are increasingly realizing the cost and schedule benefits of working directly with us, by eliminating the need for equipment manufacturers, without requiring us to reduce our competitive prices. The increased costs of packaging products through the equipment manufacturers outweigh the previously envisioned benefits, especially with the increased focus on standardization and cost optimization across the industry.

“While we initially saw some prolonged engineering cycles resulting from our modified contracting and project execution strategy, we are now reaping the fruits of this strategy. The positive results of the quarter ended March 31, 2017 are a testament to the mutually beneficial, open and collaborative nature of some of our large projects. Our customers have also realized significant cost savings, while getting the most ideal solutions.

We continue to feel confident that our backlog, strong balance sheet, and continuous organizational optimization, will enable us to continue providing the most value for our customers, shareholders and employees.”

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EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Tuesday, May 16, 2017 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 18901139.

At the conclusion of the call, a replay will be available until May 30, 2017.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowninc.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
(in thousands, except per share amounts)
Results of operations data:
Revenues	$5,609	$4,355
Cost of sales	2,965	2,921
Gross profit	2,644	1,434
Total operating expenses	2,588	2,894
Operating income (loss)	56	(1,460)
Total other income	13	1,016
Income (loss) before income taxes	69	(444)
Income tax expense	(5)	(6)
Net income (loss)	$64	$(450)

Net income (loss) per share
Basic	$0.00	$(0.03)
Fully diluted	$0.00	$(0.03)

Weighted-average shares outstanding:
Basic	15,374	15,552
Fully diluted	15,374	15,552

Modified EBITDA data:
Net income (loss )	$64	$(450)
Less gain on sale of assets	–	(1,070)
(Deduct) add back interest (income) expense, net	(13)	54
Add back income tax expense	5	6
Add back depreciation and amortization	389	428
Add back share-based compensation	34	155
Modified EBITDA (EBITDA loss)	$479	$(877)

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$343	$1,478
Investing activities	(450)	3,861
Financing activities	(83)	(2,758)

	March 31, 2017	December 31, 2016
(in thousands)
Balance sheet data:
Cash	$8,013	$8,203
Short-term investment (certificate of deposit)	1,005	1,005
Current assets	15,201	17,094
Current liabilities	3,287	5,127
Working capital	11,914	11,967
Total assets	26,605	28,429
Total liabilities	3,287	5,127
Stockholders' equity	23,318	23,302

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